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                                                                   EXHIBIT 10.35

                            SECOND AMENDMENT TO LEASE

      THIS SECOND AMENDMENT TO LEASE dated as of this 28 day of March, 2006 by and between BP PROSPECT PLACE LLC, a Delaware limited liability company (as successor-in-interest to The Realty Associates Fund III, "Landlord") and OXIGENE, INC., a Delaware corporation ("Tenant").

                                    RECITALS

      By Lease dated August 8, 2003 (the "Lease"), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 4,000 square feet of rentable floor area (the "Rentable Floor Area of the Original Premises") on the fifth (5th) floor of the building (the "Building") known as Prospect Place and numbered 230 Third Avenue, Waltharn, Massachusetts (referred to in the Lease as the "Premises" and hereinafter sometimes referred to as the "Original Premises").

      By Lease Modification Agreement No. 1 (the "First Amendment"), Landlord and Tenant agreed to relocate the Original Premises to certain premises containing 9,901 square feet of rentable floor area (the "Rentable Floor Area of the Original Premises") on the sixth (6th) floor of the Building (referred to in the First Amendment as the "Replacement Premises" and hereinafter sometimes referred to as the "Existing Premises"),

      Tenant has determined to Lease from Landlord an additional 3,422 square feet of rentable floor area (the "Rentable Floor Area of the Additional Premises") located on the sixth (6th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the "Additional Premises").

      Landlord and Tenant are entering into this instrument to set forth said leasing of the Additional Premises, to integrate the Additional Premises into the Lease and to amend the Lease.

      NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.    Effective as of the Additional Premises Commencement Date (as defined in
      Section I(B) of Exhibit B to this Second Amendment), the Additional Premises shall constitute a part of the "Premises" demised to Tenant under the Lease, so that the Premises (as defined in Section 1.2 of the Lease) shall include both the Existing Premises and the Additional Premises and shall contain a total of 13,323 square feet of rentable floor area. By way of example the option to extend the Term of the Lease provided in Section 27 of the Lease

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      shall apply to both the Existing Premises and the Additional Premises collectively but not to either space independently.

2. Effective as of the Additional Premises Commencement Date, the following definitions set forth in Article 1 of the Lease (as amended by Section 2 of the First Amendment) shall be deemed amended as follows:

PREMISES:                     A portion of the sixth (6th) floor of the
                              Building, as shown on Exhibit A attached to this Second Amendment

RENTABLE FLOOR AREA OF
THE PREMISES:                 Agreed to be 13,323 rentable square feet.

TERM: (i) As to the Existing Premises, a period beginning on September 2, 2005 and ending on May 31, 2009, unless extended or sooner terminated as provided in the Lease.

                              (ii) As to the Additional Premises, a period beginning on the Additional Premises Commencement Date and ending on May 31, 2009, unless extended or sooner terminated as provided in the Lease.

TENANT'S SHARE:               4.55%

EXISTING PREMISES OPERATING
COST BASE YEAR:               Calendar Year 2005

ADDITIONAL PREMISES OPERATING Calendar Year 2006
COST BASE YEAR:

NUMBER OF TENANT
PARKING SPACES:               Forty (40) spaces, to be used in common and on an
                              unassigned basis.

3.    (A)   Base Rent for the Existing Premises shall continue to be payable as set forth in the Lease as amended by the First Amendment.

      (B) Commencing on the Additional Premises Commencement Date and continuing through the expiration or earlier termination of the Term, Base Rent for the Additional Premises shall be payable as follows:

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      (i)   For the period commencing on the Additional Premises Commencement
            Date and ending on the end of the last day of the twelfth (12th ) full calendar month immediately following the Additional Premises Commencement Date, at the annual rate of $110,359.50 (being the product of (x) $32.25 and (y) the Rentable Floor Area of the Additional Premises (being 3,422 square feet)).

      (ii) For the period commencing on the first day of the thirteenth (13th) full calendar month immediately following the Additional Premises Commencement Date and ending on the end of the last day of the twenty-fourth (24th) full calendar month immediately following the Additional Premises Commencement Date, at the annual rate of $113,781.50 (being the product of (x) $33.25 and (y) the Rentable Floor Area of the Additional Premises).

      (iii) For the period commencing on the first day of the twenty-fifth
            (25th) full calendar month immediately following the Additional Premises Commencement Date and ending on May 31, 2009, at the annual rate of $117,203.50 (being the product of (x) $34.25 and (y) the Rentable Floor Area of the Additional Premises).

      (C) Base Rent for the Premises during any extension option period (if exercised) shall be payable as set forth in Section 27 of the Lease.

4. The work to be performed by Landlord in order to prepare the Additional Premises for Tenant's use and occupancy shall be undertaken in accordance with the terms and provisions set forth in Exhibit B attached hereto and incorporated herein by reference.

5. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than CB Richard Ellis (the "Broker") and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

      (B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord's selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

6. In no event shall Tenant have the right to terminate or cancel the Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord

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      or breach by Landlord of its covenants or warranties or promises under the
      Lease, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. Further, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

7. As an inducement to Landlord to enter into this Second Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 13.1(f) of the Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 21 of the Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

8. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

9. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the "Lease" shall be deemed to be references to the Lease as amended by the First Amendment and as herein amended.

                                      -4-

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      EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:                          LANDLORD:

[ILLEGIBLE]                          BP PROSPECT PLACE LLC

                                     By: Boston Properties Limited
                                         Partnership, its sole member

                                         By: Boston Properties, Inc., its
                                             general partner

                                         By: /s/ David C. Proyost
                                             -------------------------------
                                         Name:  David C. Proyost
                                         Title: Senior Vice President
                                                Boston Properties

                                         TENANT:

                                         OXIGENE, INC.

                                         By: /s/ Frederick Driscoll
                                             -------------------------------
                                         Name:  FREDERICK DRISCOLL
                                         Title: President or Vice President
                                                 (Hereto duly authorized)



                                         By: /s/ James Murphy
                                             -----------------------------------
                                         Name: JAMES MURPHY
                                         Title: Treasurer or Assistant Treasurer

                                      -5-

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                                    EXHIBIT A

                                      [MAP]

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                                    EXHIBIT B

                                 Landlord's Work

I.    Substantial Completion

      (A)   Plans and Construction Process.

            (1) Landlord's Work. Landlord shall perform the work shown on the plans (the "Plans") listed on Exhibit B-l annexed hereto ("Landlord's Work"); provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant's computer, telephone, other communication equipment, systems or wiring. Any items of work requested by Tenant and not shown on the Plans shall be deemed to be Change Proposal(s) (as defined below) and shall be subject to the terms and provisions of subsection (2) below.

            (2) Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord's approval change proposals with respect to items of work not shown on the Plans (each, a "Change Proposal"). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (which costs shall include a construction management fee equal to six percent (6%) of the Change Proposal) ("Change Order Costs") associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord's Work if a Change Proposal is made pursuant thereto ("Landlord's Change Order Response"), Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord's Change Order Response. If Tenant fails to respond to Landlord's Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves Landlord's Change Order Response, then such Change Proposal shall be deemed a "Change Order" hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in
                  Section IV below.

            (3) Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord's architect and/or Landlord's contractor for approvals or information in connection with Landlord's Work, within four (4) business days of Tenant's receipt of such request. In addition, Tenant shall, within two (2) business days after

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                  receipt thereof from Landlord, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord's Work on a timely basis ("Permit Documentation").

            (4) Time of the Essence. Time is of the essence in connection with Tenant's obligations under this Section I.

      (B)   Substantial Completion: Tenant Delay.

            (1) Landlord's Obligations. Subject to delays due to Tenant Delays (as defined in subsection (C) below) and delays due to Landlord's Force Majeure (as hereinafter defined), Landlord shall use reasonable speed and diligence to have the Landlord's Work substantially completed on or before May 22, 2006, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord's Work in the Additional Premises, except for the right to terminate the Lease solely with respect to the Additional Premises (but not with respect to the Existing Premises), without further liability to either party, in accordance with the provisions hereinafter specified in Section II below. When used herein, "Landlord's Force Majeure" shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord's control or attributable to Tenant's action or inaction.

            (2) Definition of Substantial Completion. The Additional Premises shall be treated as having been substantially completed and ready for Tenant's occupancy and the Additional Premises Commencement Date shall be deemed to have occurred on the later of:

                        (a) The date on which Landlord's Work, together with common facilities for access and services to the Additional Premises, has been completed (or would have been completed except for Tenant Delay) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant's use of the Additional Premises (i.e. so-called "punch list" items), or

                        (b) The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Additional Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

                                      -8-
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                  In The event of any dispute as to the date on which Landlord's
                  Work has been completed, the reasonable determination of Landlord's architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

            (3) Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord's Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

            (4) Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant's trade fixtures in portions of the Additional Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Base Rent) and shall be at Tenant's sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

            (5) Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Additional Premises are in fact actually substantially complete, the Additional Premises are deemed to be substantially complete pursuant to the provisions of this Section I (i.e. and the Additional Premises Commencement Date has therefore occurred), Tenant shall not (except with Landlord's consent) be entitled to take possession of the Additional Premises for the Permitted Use until the Additional Premises are in fact actually substantially complete.

      (C)   Tenant Delay.

            (1)   A "Tenant Delay " shall be defined as the following:

                        (a) Tenant's failure timely to respond to any request from Landlord, Landlord's architect, Landlord's contractor and/or Landlord's Construction Representative or to timely provide all required Permit Documentation to Landlord within the applicable time periods set forth in this Exhibit B;

                        (b) Tenant's failure to pay the Tenant Plan Excess Costs in accordance with Section IV below;

                        (c) Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled

                                      -9-

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                              for the work in or to the Additional Premises and
                              require additional time for receipt or
                              installation;

                        (d) Any delay due to changes, alterations or additions required or made by Tenant with respect to items not shown on the Plans including, without limitation, Change Orders; or

                        (e) Any other delays caused by Tenant, Tenant's contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Additional Premises for Tenant's occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

            (2)   Tenant Obligations with Respect to Tenant Delays.

                  (a) Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Base Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord's Work shall be deemed substantially completed as of the date when Landlord's Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

                  (b) Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord's Work is increased as the result of any Tenant Delay.

                  (c)   Any amounts due from Tenant to Landlord under this
                        Section I(C)(2) shall be due and payable within thirty
                        (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section I(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

II.   Outside Completion Date

      If Landlord shall have failed substantially to complete Landlord's Work in the Additional Premises described in the Plans on or before August 15, 2006 (the "Outside Completion Date") (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Landlord's Force Majeure or any act or failure to act of Tenant which interferes with Landlord's construction of the Additional Premises without limiting Landlord's other rights on account thereof), Tenant shall have the right to terminate the Lease solely with respect to

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      the Additional Premises (but not with respect to the Existing Premises) by giving notice to Landlord of Tenant's desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord substantially completes Landlord's Work; and such right of termination shall be Tenant's sole and exclusive remedy for Landlord's failure so to complete Landlord's Work within such time. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing Landlord's Work pursuant to Section I, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date.

III.  Performance of Work

      Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord's construction obligations under this Exhibit B not later than the third (3rd) full calendar month next beginning after the Additional Premises Commencement Date, Tenant shall be deemed conclusively to have approved Landlord's construction and shall have no claim that Landlord has failed to perform any of Landlord's obligations under this Exhibit B. Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

IV.   Tenant Plan Excess Costs

      Notwithstanding anything contained in this Exhibit B to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of any items of work not shown on Exhibit B-1 hereto (the "Tenant Plan Excess Costs"). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of the Tenant Plan Excess Costs prior to the commencement of the Landlord's Work, with the balance of the Tenant Plan Excess Costs due upon substantial completion of the Landlord's Work; provided, however, that in the event that the Tenant Plan Excess Costs exceed $10,000,00 (the "Maximum Amount"), then Tenant shall pay to Landlord, as Additional Rent, at the time that Tenant approves any Change Order that causes the Tenant Plan Excess Costs to exceed the Maximum Amount, all Tenant Plan Excess Costs in excess of the Maximum Amount.

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